UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2005

Micrus Endovascular Corporation

(Exact name of registrant as specified in its charter)

000-51323
(Commission File Number)

Delaware	93-3409596
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

610 Palomar Avenue
Sunnyvale, California 94085
(Address of principal executive offices, with zip code)

(408) 830-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Micrus Endovascular Corporation Employee Cash Bonus Plan

     On July 13, 2005, the Micrus Endovascular Corporation (the “Company”) Board of Directors (the “Board of Directors”) approved the Micrus Endovascular Corporation Employee Cash Bonus Plan (the “Bonus Plan”) effective as of July 13, 2005. A description of the material terms of the Bonus Plan follows below. The following description is a summary and is therefore qualified in its entirety by reference to the complete text of the Bonus Plan which is attached as an exhibit hereto.

General

     The purpose of the Bonus Plan is to motivate employees by providing for payment of a cash bonus for the successful achievement of specified Company performance goals. These performance goals will generally be established on an annual basis covering each Company fiscal year and will include corporate, departmental and individual personal development goals. The individual and departmental goals will be designed with the intent of facilitating achievement of the corporate goals which are linked to the Company’s overall strategic objectives. The maximum amount of the cash bonus that Bonus Plan participants are eligible to receive is based on a predetermined percentage of annual base salary and is subject to the achievement of the established performance goals.

Eligible Participants

     All regular full-time employees, including executive officers, of the Company (or a Company subsidiary) who do not participate in any Company (or Company subsidiary) sales commission plan are eligible to participate in the Bonus Plan. All eligible employees must be affirmatively selected by the Board of Directors to become a participant in the Bonus Plan.

Performance Goals and Bonus Payments

     Bonus payments under the Bonus Plan are based on a participant’s job level, base salary, bonus opportunity and degree of achievement of specified goals. Each participant’s bonus payment is based on enumerated corporate, departmental and individual goals that are weighted relative to the participant’s job responsibilities. The performance goals established for officers and vice-presidents currently are based on gross margin, revenue growth and growing the Company through product development. Corporate and departmental goals are weighted more heavily for Company executive management and currently comprise ninety percent of the weight of the performance goals for officers and vice-presidents.

     A participant’s maximum bonus payment is based on any whole percentage (not exceeding 100%) of his/her annual base salary. Currently, the maximum bonus opportunity is 30% of annual base salary for officers and vice-presidents. The Board of Directors, in its sole discretion, may amend the goals, their relative weights and maximum bonus percentages at any time. In order to be eligible to receive a bonus payment under the Bonus Plan, a participant must generally be a full-time employee of the Company (or a Company subsidiary) on the date of any such bonus payment.

Administration, Amendment and Termination

     The Bonus Plan is administered by the Board of Directors. The Board of Directors has the complete authority and responsibility to interpret the provisions of the Bonus Plan and to make any rules and regulations necessary to administer the Bonus Plan including making individual determinations with respect to any participant which may include increasing or decreasing the amount of the bonus payable as compared to what would otherwise have been paid out pursuant to the payout formula. The Bonus Plan may be amended or terminated at any time by the Board of Directors. No payments shall be made after termination of the Bonus Plan. Unless affirmatively terminated by the Board of Directors, the Bonus Plan shall continue to remain in effect even if performance periods, objectives and goals are not established or are not established on a recurring basis.

Compensation of Named Executive Officers

     On July 13, 2005, the Compensation Committee of the Company’s Board of Directors recommended, and the Board of Directors approved, the following actions with respect to the compensation of the below named executive officers.

     The following table summarizes the adjustments in annual base salary for the below named executive officers of the Company:

	Increase in	New Annual
Name and Title of Named Executive Officer	Annual Base Salary	Base Salary
John T. Kilcoyne, President and Chief Executive Officer	$25,000	$275,000
Tom M. Holdych, Senior Vice President	$18,200	$200,000
Edward F. Ruppel, Jr., Vice President of Technical Operations	$17,400	$189,000

The adjustments to base salary for each above named executive officer are effective as of August 1, 2005. The base salaries for the other named executive officers are unchanged.

In addition, Mr. Kilcoyne and Robert A. Stern (Executive Vice President, Chief Financial Officer and Secretary) received one-time cash performance bonus awards of $30,000 and $125,000, respectively, in recognition of their contributions related to the Company’s recent initial public offering.

The above adjustments in base salary were a part of the Company’s annual salary review process. Both the adjustments in annual base salary and the performance bonus awards were based upon the recommendations of an independent compensation consulting firm which the Compensation Committee retains.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
99.1	Micrus Endovascular Corporation Employee Cash Bonus Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRUS ENDOVASCULAR CORPORATION
Date: July 18, 2005	By:	/s/ Robert A. Stern
		Name:	Robert A. Stern
		Title:	Executive Vice President,
Chief Financial Officer and Secretary

Exhibit Index

Exhibit	Description
99.1	Micrus Endovascular Corporation Employee Cash Bonus Plan